Exhibit 99.1

QURATE RETAIL, INC. REPORTS

THIRD QUARTER 2020 FINANCIAL RESULTS

COMPANY GENERATES STRONG REVENUE, CUSTOMER AND ADJUSTED OIBDA GROWTH ACROSS ALL BUSINESSES

Englewood, Colorado, November 4, 2020 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported third quarter 2020 results (1).

“Our performance was outstanding this quarter. We generated strong growth in revenue, OIBDA, free cash flow and new customers, reflecting broad-based strength in home-related products,” said Mike George, President and CEO of Qurate Retail.  “We are particularly pleased with our consolidated adjusted OIBDA up 24% and gains at all our business units. We believe our strategic priorities and continued investments in innovation position us well to sustain our momentum in the long term. Qurate Retail offers a unique blend of media assets, particularly our leadership in livestreaming, and retail core competencies centered on curating appealing merchandise and building loyal customer relationships through highly engaging content. This combination provides a valuable competitive advantage in the evolving retail marketplace.”

Third quarter operating results:

●	Total Qurate Retail revenue increased 10% to $3.4 billion
●	Revenue increased 9% in constant currency(2)
●	eCommerce revenue grew 15% to $2.1 billion or 62% of total revenue
●	Qurate Retail reported diluted EPS of $0.80
●	Adjusted diluted EPS(3) increased 36% to $0.57
●	QxH revenue increased 7% to $2.0 billion
●	QVC International revenue increased 11% to $723 million
●	Revenue increased 8% in constant currency
●	Zulily revenue increased 10% to $395 million
●	Cornerstone revenue increased 26% to $285 million

Corporate updates:

●	Distributed special dividend to shareholders on September 14th

●	Cash dividend of $1.50 per share
●	Newly issued preferred stock dividend of $3.00 per share
●	QVC issued $500 million of 4.375% senior notes due 2028
●	Proceeds used to tender for outstanding $500 million 5.125% senior notes due 2022

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2020 to the same period in 2019.

THIRD QUARTER 2020 FINANCIAL RESULTS

(amounts in millions)	3Q19	3Q20	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,854	$1,980	7%
QVC International	650	723	11%	8%
Zulily	359	395	10%
Cornerstone	226	285	26%
Total Qurate Retail Revenue	$3,089	$3,383	10%	9%

Operating Income (Loss)
QxH	$243	$274	13%
QVC International	87	114	31%	26%
Zulily(b)	(1,042)	3	NM
Cornerstone	(5)	28	NM
Unallocated corporate cost(c)	(10)	(13)	(30)%
Total Qurate Retail Operating Income (Loss)	$(727)	$406	NM

Adjusted OIBDA
QxH	$346	$380	10%
QVC International	106	132	25%	21%
Zulily(b)	8	27	238%
Cornerstone	4	35	775%
Unallocated corporate cost(c)	(8)	(8)	-%
Total Qurate Retail Adjusted OIBDA	$456	$566	24%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily incurred a $1.0 billion non-cash impairment charge related to its tradename and goodwill in Q3-19.
c)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.

THIRD QUARTER 2020 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	3Q19	3Q20	% Change
Net income (loss)	$(755)	$352	NM
Adjusted net income(a)	$177	$238	34%

Basic weighted average shares outstanding ("WASO")	417	417
Potentially dilutive shares	1	4
Diluted WASO	418	421

GAAP EPS(b)	$(1.85)	$0.80	NM
Adjusted EPS(a)	$0.42	$0.57	36%

a)	See reconciling schedule 3.
b)	Represents diluted net income (loss) per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

Revenue increased on higher unit volume, reduced customer returns and an increase in shipping and handling revenue, partially offset by a reduction in average selling price. QxH reported growth in home and accessories, which was partially offset by declines primarily in apparel and electronics.

Gross margin increased primarily due to improved product margins, as the negative impact of category mix was more than offset by favorable customer returns and shipping and handling revenue, strategic promotional and pricing actions and vendor negotiations. The product margin gains were partially offset by higher fulfillment (warehouse and freight) and inventory obsolescence expenses. The fulfillment pressure was mainly associated with general freight rate increases, increased distribution costs in connection with the opening of the Bethlehem fulfillment center, increased wage rates and reduced pack factor. Operating income and adjusted OIBDA margin(3) increased reflecting the improved gross margins, lower bad debt expense and TV commissions, partially offset by higher marketing expense and incentive compensation accruals.

QVC International

US Dollar denominated results were positively affected by exchange rate fluctuations, primarily due to the Dollar weakening 5% versus the Euro and British Pound and 1% against the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the third quarter of 2020.

QVC International reported revenue growth in all categories, except jewelry which was flat. Constant currency revenue increased in all markets.

Gross margin rate increased primarily due to improved product margins, which reflect favorable customer returns and shipping and handling revenue which more than offset unfavorable mix impact. Operating income and adjusted OIBDA margin increased primarily due to revenue growth, gross margin improvement and lower administrative costs and TV commissions, partially offset by higher incentive compensation accruals.

Zulily

Zulily revenue increased on higher average selling price and unit volume. Gross margin increased primarily due to higher product margins, partially offset by higher freight costs. Operating income and adjusted OIBDA margin increased primarily due to lower marketing expense, partially offset by higher incentive compensation accruals. Zulily recognized a $1 billion non-cash impairment charge related to its tradename and goodwill in the third quarter of 2019.

Cornerstone

Cornerstone revenue increased due to strong demand in its home brands (Frontgate, Ballard Designs, and Grandin Road), partially offset by weakness in apparel at Garnet Hill. Operating income and adjusted OIBDA margin increased primarily from sales growth and gross margin expansion driven by higher product margins.

THIRD QUARTER 2020 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q19	3Q20	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	65.0%	64.3%	70	bps
Operating Income Margin (%)	13.1%	13.8%	70	bps
Adjusted OIBDA Margin (%)	18.7%	19.2%	50	bps
Average Selling Price	$53.35	$51.60	(3)%
Units Sold			7%
Return Rate(b)	17.3%	14.8%	250	bps
eCommerce Revenue(c)	$1,027	$1,162	13%
eCommerce % of Total Revenue	55.4%	58.7%	330	bps
Mobile % of eCommerce Revenue(d)	68.4%	65.0%	(340)	bps
LTM Total Customers(e)	10.7	11.3	6%

QVC – International
Cost of Sales % of Revenue	62.9%	62.0%	90	bps
Operating Income Margin (%)	13.4%	15.8%	240	bps
Adjusted OIBDA Margin (%)	16.3%	18.3%	200	bps
Average Selling Price			2%		(2)%
Units Sold			7%
eCommerce Revenue(c)	$266	$323	21%		17%
eCommerce % of Total Revenue	40.9%	44.7%	380	bps
Mobile % of eCommerce Revenue(d)	75.9%	73.2%	(270)	bps
LTM Total Customers(e)	4.6	4.9	7%

Zulily
Cost of Sales % of Revenue	74.4%	72.9%	150	bps
Operating Income Margin (%)	(290.3)%	0.8%	NM
Adjusted OIBDA Margin (%)	2.2%	6.8%	460	bps
Mobile % of Total Orders	75.2%	74.2%	(100)	bps
LTM Total Customers(e)	5.9	5.4	(8)%

Cornerstone
Operating Income Margin (%)	(2.2)%	9.8%	NM
Adjusted OIBDA Margin (%)	1.8%	12.3%	1,050	bps
eCommerce Revenue(c)	$161	$209	30%
eCommerce % of Total Revenue	71.2%	73.3%	210	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate through 2021 will be in the range of 15-18% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments.  This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

Qurate Retail did not repurchase shares from August 1, 2020 through October 31, 2020. The remaining repurchase authorization for Qurate Retail is approximately $497 million.

On September 14, 2020, Qurate Retail distributed a special dividend to holders of QRTEA and QRTEB common stock consisting of (i) cash in the amount of $1.50 per common share for an aggregate cash dividend of approximately $626 million and (ii) $3.00 per share of newly issued 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”), having an initial liquidation price of $100 per share of Preferred Stock, with cash paid in lieu of fractional shares.  Holders of the Preferred Stock are entitled to receive quarterly cash dividends at a rate of 8.0% per annum of the liquidation price on a cumulative basis. If declared, accrued dividends will be payable quarterly on each dividend payment date, beginning December 15, 2020, and thereafter on each March 15, June 15, September 15 and December 15 during the term. There were 12.5 million shares of Preferred Stock issued and outstanding at September 30, 2020. The Preferred Stock is accounted for as a liability on Qurate Retail’s balance sheet at its liquidation value. Given the liability classification of the Preferred Stock, all dividends accrued will be classified as interest expense in the condensed consolidated statements of operations.

FOOTNOTES

1)	Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these headlines and other matters on Qurate Retail’s earnings conference call which will begin at 8:30 a.m. (E.S.T.) on November 5, 2020. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	6/30/2020	9/30/2020
Cash and cash equivalents (GAAP)	$948	$1,044

Indemnification Asset(a)	$215	$310

Debt:
QVC senior notes(b)	$4,450	$4,450
QVC bank credit facility	—	—
Total Qurate Retail Group Debt	$4,450	$4,450

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,417	1,413
Corporate Level Debentures	2,208	2,204
Total Qurate Retail, Inc. Debt	$6,658	$6,654
Unamortized discount, fair market value adjustment and deferred loan costs	(17)	212
Total Qurate Retail, Inc. Debt (GAAP)	$6,641	$6,866

Other Financial Obligations:
Preferred stock(d)	$—	$1,248

QVC, Inc. leverage(e)	2.0x	2.0x

a)	Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily.

Cash at Qurate Retail increased $96 million in the third quarter as cash from operations and $262 million of pre-tax proceeds received from the sale of a green energy investment more than offset the $626 million special cash dividend paid to shareholders and capital expenditures. Total debt at Qurate Retail was flat in the third quarter.

On August 20, 2020, QVC completed a registered debt offering for $500 million of 4.375% senior notes due 2028. Net proceeds from the offering and cash on hand was used in a cash tender offer to purchase the outstanding $500 million 5.125% senior notes due 2022. As a result of the tender offer and the redemption, Qurate Retail recorded a $42 million loss on extinguishment of debt in the third quarter.

QVC’s bank credit facility is undrawn as of September 30, 2020 with available capacity of $2.9 billion, net of letters of credit. The credit facility matures on December 31, 2023. Qurate Retail does not have any maturity of senior secured notes until 2023 and believes that it will be able to repay these notes with available cash on hand, cash generated from operations, borrowings under its revolving credit facility or through refinancing in the public debt market. Qurate Retail is in compliance with all debt covenants, and QVC, Inc.’s leverage ratio as defined in its credit agreement was 2.0x as of September 30, 2020.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of September 30, 2020, a holder of the Charter exchangeable debentures has the ability to exchange, and accordingly, the exchangeable debentures and indemnification asset were both classified as current as of September 30, 2020. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of September 30, 2020.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) President and CEO, Mike George, and Executive Chairman, Greg Maffei, will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.S.T.) on November 5, 2020.  The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 2199315, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the indemnification by GCI Liberty, future repayment of debt, the continuation of our stock repurchase program, the payment of quarterly cash dividends on the Preferred Stock and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q19	4Q19	1Q20	2Q20	3Q20
Qurate Retail, Inc. Operating Income (Loss)	$(727)	$287	$231	$405	$406
Depreciation and amortization	146	149	142	144	141
Stock compensation expense	17	17	11	16	19
Impairment of intangible assets	1,020	147	—	—	—
Qurate Retail, Inc. Adjusted OIBDA	$456	$600	$384	$565	$566

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q19	4Q19	1Q20	2Q20	3Q20
QVC
Operating income	$330	$306	$270	$381	$388
Depreciation and amortization	112	114	114	116	114
Stock compensation	10	9	6	10	10
Impairment of intangible assets	—	147	—	—	—
Adjusted OIBDA	$452	$576	$390	$507	$512

QxH Adjusted OIBDA	$346	$443	$293	$388	$380
QVC International Adjusted OIBDA	106	133	97	119	132

Zulily
Operating income (loss)	$(1,042)	$(13)	$(20)	$20	$3
Depreciation and amortization	26	26	20	20	20
Stock compensation	4	3	2	5	4
Impairment of intangible assets	1,020	—	—	—	—
Adjusted OIBDA	$8	$16	$2	$45	$27

Cornerstone
Operating income (loss)	$(5)	$3	$(11)	$13	$28
Depreciation and amortization	8	9	8	8	7
Stock compensation	1	—	1	—	—
Adjusted OIBDA	$4	$12	$(2)	$21	$35

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	3Q19	4Q19	1Q20	2Q20	3Q20
Qurate Retail, Inc. Net Income (Loss) (GAAP)	$(770)	141	(20)	$220	$338
Purchase accounting amort., net of deferred tax benefit (a)	32	33	29	24	28
Impairment of intangible assets, net of tax impact	881	113	—	—	—
Non-recurring tax items	—	(11)	—	—	—
Gain on transactions, net of tax impact	—	—	—	—	(167)
Loss on extinguishment of debt, net of tax impact	—	—	—	—	30
Mark-to-market adjustments, net(b)	34	8	105	(18)	9
Adjusted Net Income	$177	$284	$114	$226	$238

Diluted earnings (loss) per share (GAAP)	$(1.85)	$0.34	$(0.05)	$0.53	$0.80
Total adjustments per share, net of tax	2.27	0.34	0.32	0.01	(0.24)
Adjusted earnings per share	$0.42	$0.68	$0.27	$0.54	$0.57

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2020	2019
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,044	673
Trade and other receivables, net	1,142	1,854
Inventory, net	1,481	1,413
Other current assets	702	636
Total current assets	4,369	4,576
Property and equipment, net	1,282	1,351
Intangible assets not subject to amortization	9,769	9,744
Intangible assets subject to amortization, net	799	955
Other assets, at cost, net of accumulated amortization	573	679
Total assets	$16,792	17,305
Liabilities and Equity
Current liabilities:
Accounts payable	1,147	1,091
Accrued liabilities	1,101	1,173
Current portion of debt	1,682	1,557
Other current liabilities	226	180
Total current liabilities	4,156	4,001
Long-term debt	5,184	5,855
Deferred income tax liabilities	1,744	1,716
Preferred stock	1,248	—
Other liabilities	753	761
Total liabilities	13,085	12,333
Equity	3,578	4,840
Non-controlling interests in equity of subsidiaries	129	132
Total liabilities and equity	$16,792	17,305

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2020	2019
Revenue:
Total revenue, net	$3,383	3,089

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	2,178	2,026
Operating expense	203	200
Selling, general and administrative, including stock-based compensation	455	424
Depreciation and amortization	141	146
Impairment of intangible assets	—	1,020
	2,977	3,816
Operating income (loss)	406	(727)

Other income (expense):
Interest expense	(98)	(93)
Share of earnings (losses) of affiliates, net	(32)	(36)
Realized and unrealized gains (losses) on financial instruments, net	(12)	(45)
Gains (losses) on transactions, net	223	—
Other, net	(65)	(4)
	16	(178)
Earnings (loss) before income taxes	422	(905)
Income tax benefit (expense)	(70)	150
Net earnings (loss)	352	(755)
Less net earnings (loss) attributable to noncontrolling interests	14	15
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$338	(770)

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2020	2019

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$577	(559)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	427	457
Impairment of intangible assets	—	1,020
Stock-based compensation	46	54
Share of (earnings) losses of affiliates, net	96	104
Realized and unrealized gains (losses) on financial instruments, net	127	239
(Gains) losses on transactions, net	(224)	1
Deferred income tax expense (benefit)	19	(165)
Other, net	52	10
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	720	575
Decrease (increase) in inventory	(63)	(209)
Decrease (increase) in prepaid expenses and other assets	69	53
(Decrease) increase in trade accounts payable	52	(192)
(Decrease) increase in accrued and other liabilities	(43)	(478)
Net cash provided (used) by operating activities	1,855	910

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(88)	(109)
Capital expenditures	(165)	(249)
Expenditures for television distribution rights	(41)	(128)
Cash proceeds from dispositions of investments	269	—
Net cash provided (used) by investing activities	(25)	(486)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,300	2,215
Repayments of debt	(2,077)	(2,179)
Repurchases of Qurate Retail common stock	—	(392)
Withholding taxes on net settlements of stock-based compensation	(3)	(6)
Dividends paid to noncontrolling interest	(46)	(34)
Dividends paid to common shareholders	(626)	—
Other financing activities, net	(12)	(72)
Net cash provided (used) by financing activities	(1,464)	(468)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	5	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	371	(47)
Cash, cash equivalents and restricted cash at beginning of period	681	660
Cash, cash equivalents and restricted cash at end period	$1,052	613